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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ________________________

                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                DECEMBER 9, 2002
                Date of Report (Date of earliest event reported)


                              METALDYNE CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                    001-12068               38-2513957
(State or other jurisdiction of  (Commission file number)    (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                 47659 HALYARD DRIVE, PLYMOUTH, MICHIGAN 48170
                    (Address of principal executive offices)

                          (734) 207-6200 (Registrant's
                     telephone number, including area code)

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)



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ITEM 5. OTHER EVENTS.

     On December 9, 2002, Metaldyne Corporation and DaimlerChrysler Corporation issued a joint press release, which is filed as an exhibit to this Form 8-K, announcing that they have signed an agreement to form a joint venture to operate Chrysler's New Castle (Indiana) machining and forge facility. The formation of the joint venture is subject to customary conditions and approvals.

     Under the agreement, Metaldyne will purchase 40% of the common interests in the joint venture from Chrysler for $20 million in cash. Chrysler will own 60% of the common interests and 100% of the preferred interests in the joint venture. Metaldyne will have an option to purchase Chrysler's common and preferred interests in the joint venture for $118.8 million in cash, approximately $31.7 million in principal amount of a new issue of 10-year 10% senior subordinated notes of Metaldyne and approximately $64.5 million in liquidation preference of a new series of preferred stock of Metaldyne. Metaldyne's call option is available to be exercised assuming satisfactory collective bargaining agreement negotiations. Chrysler will have an option to purchase Metaldyne's common interests in the joint venture if Metaldyne either does not exercise its call option or does not consummate the purchase of Chrysler's interests in the joint venture, with the terms depending upon the circumstances.

     Upon formation, the joint venture will enter into a supply agreement with Chrysler, under which the New Castle facility will supply suspension, engine and transmission components for Chrysler, Jeep(R) and Dodge vehicles.

     The New Castle facility had estimated revenues of approximately $450 million for the twelve months ended September 30, 2002, subject to pending audits.

ITEM 7. EXHIBITS.

     (c) Exhibits. The following exhibit is filed herewith:

         Exhibit No.               Description

         99.1                      Press Release dated December 9, 2002




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  December 9, 2002

                               METALDYNE CORPORATION


                               By:    /s/ William M. Lowe, Jr.
                                      ------------------------------------
                                      Name: William M. Lowe, Jr.
                                      Title: Executive Vice President
                                              and Chief Financial Officer


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                                  EXHIBIT INDEX


Exhibit No.                 Description

99.1                        Press Release dated December 9, 2002



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                                                                    EXHIBIT 99.1

December 09, 2002

                                        Contact: Daniel Bodene 248-512-2920
                                                   Kurt Ruecke 734-354-4020

           METALDYNE AND DAIMLERCHRYSLER SIGN JOINT VENTURE AGREEMENT
                        AT NEW CASTLE MACHINING AND FORGE

PLYMOUTH, MICH./AUBURN HILLS, MICH. - Metaldyne Corporation and DaimlerChrysler Corporation have signed an agreement to form a joint venture to operate the Chrysler Group's New Castle (Ind.) Machining and Forge facility. Metaldyne will oversee the daily operations, while the Chrysler Group will hold a majority interest in the venture.

"This joint venture positions us to be the recognized leader in the integration of chassis systems for our global automotive OEM and Tier One customers," said Timothy Leuliette, Metaldyne's Chairman, President and CEO. "It is Metaldyne's commitment to achieve long-term growth at New Castle Machining and Forge by delivering value-added chassis solutions through product innovation, operational excellence and a laser-focus on exceeding our customer's expectations. As a corporate citizen, we look forward to becoming actively engaged in the New Castle area's community affairs."

"The ultimate goal of this agreement is to secure a long-term future for New Castle Machining and Forge," added Chrysler Group President and CEO Dieter Zetsche. "We have said all along that any agreement must meet two requirements:
That it makes good business sense, and that it makes good 'people sense.' This joint venture meets both those criteria, and will lead to a bright future for the facility, its employees, and the community of New Castle."

Employees at the facility are represented by the United Auto Workers Local #371, the International Association of Machinists Lodge D..S. 120 and the Security Police Fire Professionals of America Local #133.

The joint venture will be known as NC-M Chassis Systems, LLC. Metaldyne will hold 40 percent of common stock, while the Chrysler Group will hold 60 percent of common stock. Current employees will continue to be Chrysler Group employees, and systems support and control processes will remain unchanged. Terms of the agreement are subject to customary approvals.

The New Castle Machining and Forge plant manufactures suspension, engine and transmission components for Chrysler, Jeep(R) and Dodge vehicles, and employs approximately 1,300 people. The plant operates in a 1.1 million-square-foot facility, and will


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complete a 500,000-square-foot facility addition in 2003 where new components for the Chrysler Group will be produced.

ABOUT METALDYNE

Metaldyne is a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications including engine, transmission/transfer case, wheel-end and suspension, axle and driveline, and noise and vibration control products to the motor vehicle industry. The company serves the automotive segment through its Chassis, Driveline & Transmission, and Engine Group.

Headquartered in Plymouth, Mich., Metaldyne's annual revenues exceed $1.4 billion. The company employs nearly 8,500 employees at over 50 facilities in 11 countries.

For more information, please visit http://www.metaldyne.com.

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Additional information and news from DaimlerChrysler is available on the
Internet at:  www.media.daimlerchrysler.com